HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2009		2008		2007
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$85,827	$119,873	$120,083	$181,566	$156,575	$238,454
Interest component of rentals	5,339	5,339	5,354	5,354	5,367	5,367
Pretax preferred stock dividend requirements of subsidiaries	2,868	2,868	2,894	2,894	2,899	2,899

Total fixed charges	$94,034	$128,080	$128,331	$189,814	$164,841	$246,720

Earnings
Pretax income from continuing operations	$128,824	$128,824	$139,256	$139,256	$131,057	$131,057
Fixed charges, as shown	94,034	128,080	128,331	189,814	164,841	246,720
Interest capitalized	(5,268)	(5,268)	(3,741)	(3,741)	(2,552)	(2,552)

Earnings available for fixed charges	$217,590	$251,636	$263,846	$325,329	$293,346	$375,225

Ratio of earnings to fixed charges	2.31	1.96	2.06	1.71	1.78	1.52

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2006		2005
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$148,160	$221,774	$144,671	$196,735
Interest component of rentals	4,729	4,729	4,133	4,133
Pretax preferred stock dividend requirements of subsidiaries	2,974	2,974	2,976	2,976

Total fixed charges	$155,863	$229,477	$151,780	$203,844

Earnings
Pretax income from continuing operations	$171,055	$171,055	$201,344	$201,344
Fixed charges, as shown	155,863	229,477	151,780	203,844
Interest capitalized	(2,879)	(2,879)	(2,020)	(2,020)

Earnings available for fixed charges	$324,039	$397,653	$351,104	$403,168

Ratio of earnings to fixed charges	2.08	1.73	2.31	1.98

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.